UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MAC-GRAY CORPORATION

(Exact name of registrant as specified in charter)

Delaware	04-3361982
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

404 Wyman Street, Suite 400
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing Item 2. - Exhibits contained in the original Form 8-A filed by the registrant with the Securities and Exchange Commission on June 10, 2009.

Item 1.  Description of Registrant’s Securities to be Registered.

Filing of Amended and Restated Certificate of Designations

On June 15, 2009, the Company filed an Amended and Restated Certificate of Designations which classifies and designates the Series A Junior Participating Cumulative Preferred Stock (the “Certificate of Designations”) in connection with entering into the Shareholder Rights Agreement, dated June 8, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”).  The Rights Agreement was previously filed as an exhibit to the Company’s Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on June 10, 2009 and which is incorporated herein by reference.

A copy of the Certificate of Designations is being filed as exhibit to this amendment of Company’s Registration Statement on Form 8-A/A, and which is incorporated herein by reference.

Item 2.	Exhibits.

3.1

Amended and Restated Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Mac-Gray Corporation classifying and designating the Series A Junior Participating Cumulative Preferred Stock.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAC-GRAY CORPORATION

Date: June 18, 2009	By:	/s/ Michael J. Shea
Name: Michael J. Shea
		Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1

Amended and Restated Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Mac-Gray Corporation classifying and designating the Series A Junior Participating Cumulative Preferred Stock.